Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
April 23, 2010	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

FIRST QUARTER 2010 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended March 31, 2010. Bank President and Chief Executive Officer Edward A. Hjerpe III, commented, “We are pleased to begin 2010 with a second consecutive quarter of modest positive net income. Though market uncertainties may continue to impact our investment portfolio, our core business remains strong as our balance sheet returns to pre-credit-crisis levels. We remain committed to preserving capital, building retained earnings, and achieving consistent profitability so that we may return to paying dividends, repurchasing excess stock, and more fully funding the Affordable Housing Program.”

First Quarter 2010 Balance-Sheet Highlights

Total assets declined 1.5 percent to $61.6 billion at March 31, 2010, down from $62.5 billion at December 31, 2009. The $918.3 million decrease was driven by a $2.4 billion decrease in advances, partially offset by a $1.4 billion increase in cash and investments.

Total advances decreased 6.4 percent to $35.2 billion at March 31, 2010, compared with $37.6 billion at December 31, 2009. The $2.4 billion reduction in advances was primarily attributable to reduced lending activities and high deposit levels at member financial institutions.

Total investments increased 6.5 percent to $22.3 billion at March 31, 2010, compared with $20.9 billion at December 31, 2009. The $1.4 billion increase was primarily attributable to investments in agency and government-guaranteed debentures, and agency mortgage-backed securities (MBS). The par value of private-label MBS declined by $134.2 million, from $3.6 billion at December 31, 2009, to $3.4 billion at March 31, 2010, while the carrying value of private-label MBS declined by $75.4 million, from $2.2 billion at December 31, 2009, to $2.1 billion at March 31, 2010.

Total mortgage loans purchased through the Mortgage Partnership Finance® program decreased 3.2 percent to $3.4 billion at March 31, 2010, compared with $3.5 billion at December 31, 2009, as origination volumes remained relatively low during the quarter.

Total GAAP capital increased 4.4 percent to $2.9 billion at March 31, 2010, compared with $2.8 billion at December 31, 2009. The $120.9 million increase was primarily attributable to a $22.9 million increase in retained earnings, and a decrease in accumulated other comprehensive loss of $94.9 million. The decrease in accumulated other comprehensive loss was due to a decline in unrealized losses on available-for-sale securities, as well as a decline in the net noncredit portion of other-than-temporary impairment losses.

The Bank’s total regulatory capital-to-assets ratio was 6.3 percent at March 31, 2010, exceeding the regulatory minimum requirements by 2.3 percentage points. The Bank’s permanent capital was $3.9 billion, exceeding its risk-based capital requirement of $1.4 billion by $2.5 billion.

First Quarter 2010 Operating Results

Net income for the first quarter of 2010 was $22.9 million, compared with a net loss of $83.4 million in the first quarter of 2009. The $106.3 million increase was primarily due to a $104.1 million decrease in the credit-related other-than-temporary impairment charges on certain private-label MBS, an $11.0 million increase in net interest income after provision for credit losses, partially offset by a $5.7 million increase in REFCorp assessments and a $2.5 million increase in Affordable Housing Program contributions.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $22.8 million for the first quarter of 2010, a $104.1 million, or 82.0 percent, decrease from the $126.9 million charge recorded in the first quarter of 2009. The $22.8 million charge resulted from an increase in projected losses on the collateral underlying certain private-label MBS. The reduction in credit losses attributable to other-than-temporary impairment compared with the same quarter a year ago primarily reflects the stabilization in some factors affecting the expected performance of the mortgage loans underlying the Bank’s private-label MBS, such as home prices and unemployment rates.

Net interest income after provision for credit losses for the first quarter of 2010 increased 19.2 percent to $67.9 million, compared with $57.0 million recorded in the first quarter of 2009. The $11.0 million increase was primarily attributable to a decrease of 78 basis points in the cost of interest-bearing liabilities to 0.97 percent, partially offset by a decrease of 60 basis points in the yield on interest-earning assets to 1.34 percent, and a $14.5 billion decrease in average interest-earning assets to $64.2 billion.

The net interest margin for the first quarter of 2010 was 0.43 percent, a 14 basis point increase from the 0.29 percent recorded in the first quarter of 2009. The net interest spread for the first quarter of 2010 was 0.37 percent, an 18 basis point increase from the 0.19 percent recorded in the first quarter of 2009.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	03/31/2010	12/31/2009	03/31/2009
ASSETS
Advances	$35,174,620	$37,591,461	$49,433,322
Investments (1)	22,299,907	20,947,464	22,556,759
Mortgage loans held for portfolio, net	3,392,872	3,505,975	4,066,816
Total assets	61,568,720	62,487,000	76,379,296

LIABILITIES
Deposits	664,505	772,457	840,850
Consolidated obligations, net	56,918,300	57,686,832	71,511,859
Mandatorily redeemable capital stock	90,803	90,896	90,886

CAPITAL
Class B capital stock	3,646,201	3,643,101	3,604,513
Retained earnings	165,507	142,606	245,919
Accumulated other comprehensive loss	(926,733)	(1,021,649)	(1,258,202)
Total capital	2,884,975	2,764,058	2,592,230
Total liabilities and capital	61,568,720	62,487,000	76,379,296

Regulatory capital ratio	6.3%	6.2%	5.2%
Ratio of market value of equity (MVE) to par stock (2)	81.5%	77.6%	49.3%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	03/31/2010	12/31/2009	03/31/2009

Total interest income	$211,450	$232,193	$377,297
Total interest expense	143,079	144,215	320,220
Net interest income	68,371	87,978	57,077
Net interest income after provision for credit losses on mortgage loans	67,940	87,528	56,977
Other-than-temporary impairment losses on held-to-maturity securities	(22,824)	(72,440)	(126,912)
Other income	525	5,011	2,049
Operating expense	12,375	11,884	13,730
Other expense	2,095	1,903	1,822
Affordable Housing Program	2,545	—	—
REFCorp	5,725	—	—
Total assessments	8,270	—	—
Net income (loss)	22,901	6,312	(83,438)

Performance Ratios:
Return on average assets	0.15%	0.04%	(0.43)%
Return on average equity	3.28%	0.93%	(9.80)%
Net interest spread	0.37%	0.50%	0.19%
Net interest margin	0.43%	0.54%	0.29%

(1)          Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)          MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income.  Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A —Quantitative and Qualitative Disclosures About Market Risk—Market and Interest Rate Risk—Measurement of Market and Interest Rate Risk—Market Value of Equity Estimation and Market Risk Limit in its annual report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2010.

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Forward-Looking Statements

This release, including the unaudited quarterly balance sheet and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “may continue,” “may return,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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